Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the incorporation of our report, dated March 8, 2006 (except Notes 1 and 14, as which the date is April 27, 2006), relating to the consolidated financial statements of Syratech Corporation as of December 31, 2005 and for the period from January 1 to June 2, 2005 (Predecessor Company) and June 3 to December 31, 2005 (Successor Company) (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) included in this current report on Form 8-K/A, into Lifetime Brands, Inc.‘s previously filed registration statement on Form S-8 (File No. 333-105382), and to all references to our Firm.

/s/ VITALE, CATURANO & COMPANY LTD.

Boston, Massachusetts
July 11, 2006